   TRANSCRIPT FROM INVESTOR CONFERENCE CALL

PETRO RIVER OIL CORP.

April 21, 2016

[00:00:14] Mike:

Hello all, before we begin we will be referring to today's company presentation which can be downloaded from the investor relations page of the company website at www.Petroriveroil.com. This conference call could contain forward looking statements about Petro River Oil Corp within the meaning of the security deck of 1933. Forward looking statements are statements that are not historical fact. Such forward looking statements are based upon the current belief and expectations of Petro Rivers management and are subject to risk and uncertainties which could cause actual results to differ from the forward looking statements. Such risks are fully discussed in the company’s reports on forms 10-K and 10-Q filed with the SEC. The information set forth herein should be considered in light of such risk. Petro River does not assume obligation to update the information contained in this conference call.

Our speakers today will be Scot Cohen, Executive Chairman of Petro River, and Stephen Brunner, President of Petro River. Scot is the founder of  Iroquois Capital, a hedge fund, and of  Iroquois Capital Opportunity, an oil and gas private equity fund with peak assets over $150 million. He has led or participated in over 1,000 transactions with over $1 billion in investment capital. Stephen Brunner, a petroleum engineer by training is the former president and CEO of Constellation Energy Partners which is now Sanchez Energy Partners and former EVP of Pogo Producing Company. He also held a senior engineering position at Chevron. Thank you and now I will turn the presentation over to Scot Cohen the Executive Chairmen of Petro River Oil. Stand by.

Scot Cohen:
Thanks Mike. Good morning everyone and thanks for joining the call today. I'm going to assume most of you are unfamiliar with Petro River so I'm going to take a couple of minutes to give you a little bit of the background. In 2003 like Mike said I co-founded a fund called Iroquois Capitol that specialized in making direct investments in public companies. Many of those companies were in the E&P space. In fact our largest return in the history of the fund came from an energy company. In 2008 I launched a private equity fund focused exclusively on the oil and gas space putting together technical management teams. I started out putting capital to work when oil was in the $80 range. I learned a lot of lessons from that time. For example, I had way too many project spread out over too many basins. I did not have the appropriate management team and the wrong technical team.

In many cases I didn't have operational control. The biggest lesson I learned is timing is everything. Start buying when everyone is selling. It sounds really simply but not so easy to execute on but it would have been a lot easier if I had started that fund when oil was at 30 or 40. Don't enter the oil business when oil is at 100. There's going to be a lot of bankruptcy this year. 2015 there were 4 times more bankruptcy than the year before. The combination of shale related assets and over levered balance sheets has wiped out a lot of companies. We were fortunate that we were able to get Petro River recapitalized when oil was close to its $30 range. It's a much different environment here today for us. For example, our service costs have gone down dramatically. The talent pool of technical people came available and virtually had no competition when aggregating these assets.

We entered the business at what seemed like the worst possible time. I believe it's the best possible time. We look at Petro as a contrarian play and that's true if we're talking about oil prices. In fact we agree with most analysts with the consensus that oil will remain low. When it comes to our approach in finding oil we believe we are unique. For the past decade the biggest contribution to the production growth has been primarily the resource plays -both natural gas and oil. The hunt for shale deposits requires a lot of capex, extensive horizontal drilling, huge fracking operations, along with lots of in field infrastructure. This was fine when oil prices were high and companies accelerated development using a lot of bank debt and leverage.

However, now that oil is 50% off it's highs the economics simply don't work. If oil were to return to the $80 range then rig rates would soar, large supplies would return to the market. This scenario would likely bring the commodity prices down once again and the volatile circle will continue. We've chosen to avoid playing that game. To get off this roller coaster we devised a business model that allows our business to work between $20 and $30 oil. The objective of this call is to tell you how we plan to do it, what we've accomplished so far, and what we plan to do for the next five quarters. Consider it an accident at birth but because we recently recapped Petro in late 2015 we've got no baggage. We've got no debt. We've got no unconventional assets in the portfolio. We've got no high cost projects. We've got no bloated G&A. It's a very lean G&A structure. We start with a clean slate and our approach can be summarized with these four points.

Number 1, stick to a strict acquisition criteria. Conventional drilling. That's our focus. Low entry costs, low drilling costs, no horizontal drilling, no tight reservoirs and no fracking. To that end we've assembled 6 different conventional assets.

Number 2, migrate risk in two ways. Secure modern 3D from prior operations and shoot our own 3D. We've already secured seismic data at fraction of last years prices. Excellent data only goes so far and we've got the team to execute on that data and continue to source projects in the conventional space. Incidentally a majority of Petro's capital and Horizon capital comes from the principal players who have mostly technical backgrounds.

Number 3, we target assets with solid returns even at $30 oil. Steve is going to take you through those numbers after I'm off this call.

Our 4th principal is diversification. We've optimized our portfolio to include assets ranging from lower risk, lower outcome, to high risk, high outcome projects with most falling in between. We've avoided regions with any geopolitical risk. Before Stephen takes you through the assets I'd like to say a few words about our joint venture partner and corporate structure. Some years back I met Jonathan Rodney, a 35 year veteran of the industry. He created the first independent explorers in the Gulf of Mexico and went on to become a global explorer. He had projects all over the world. With an experienced team of geologists including former execs from Texaco, Shell, and Burlington. He formed Horizon Energy, a self-funded private partnership. I was impressed with their expertise, outlook, take on the industry, and roadmap and the fact that the capital came from all the partners themselves.

I wondered if we could employ a public-private partnership in which we could buy an interest in Horizon along with taking direct interest on projects on a heads up basis. We could participate in their projects via our equity stake and take additional interest directly on some of these projects. Horizon would oversee our direct investments as well as it's own portfolio. We ended up consummating a deal where we took a 20% stake in Horizon. So far it's worked beautifully. Petro has avoided substantial G&A, gained access to a diversified conventional portfolio, and we got access to the industry veterans with proven track records that had invested heavily into Horizon. When you add all that up we've got our 6 plays together. We've got no debt. We've got 2 years of capital. We've applied for the NASDAQ and we're fully funded to drill nine wells this year.

At this time I'm turning it over to Stephen and I'll come back with closing remarks. Stephen, you there?
Stephen Brunner:
Thanks Scot. Let's talk about the assets. There is considerable debate over which is our least risky project because any one of several could be classified as low risk. My personal choice is Osage in Oklahoma for the following reasons. We know this property from multiple wells. We have volumes of data including numerous well logs and seismic data. Our technical staff has drilled hundreds of wells in the area. They are intimately familiar with the geology and what works. The oil source is prevalent and dry hole cost is less than $100,000. Drilling is conventional. Production cost is low. We have a high confidence that we can economically discover and produce hydocarbons. Time will tell how successful you are but it won't take that much time because we plan to drill in Q3 and Q4 of 2016. We have modest expectations of 50,000 barrel EUR's per well with stacked objectives. With low cap ends of approximately $200,000 per completed vertical well we predict paybacks in less than 18 months even in a low $30 oil crisis. Total recovered reserves are projected at 6 million barrels per project area.

Our team is equally enthusiastic about 2 California assets. Both low risk development/appraisal opportunities situated in one of the State’s historically most productive oil bearing regions. These assets would not have been available 2 years ago. Petros technical team believes Grapevine, one of the California assets, contains significant undiscovered oil. The prior operator did most of the work spending $25 million on land, seismic geophysical studies, and drilling. The program paid off and a material oil discovery was made in late 2014 but the well was lost for mechanical reasons. Unfortunate for them but great for us, the prior operator lacked the funds to develop the well. One of our team member had an intimate knowledge of the prospect and the relationship with the new owners so we were able to reassemble the project. After acquiring new 3D seismic over the area which is currently under way, in late 2016 we plan to re-drill a discovery well.

The discovery could contain as much as 10 million barrels and other exploratory efforts could yield perhaps an additional 40 million barrels.  Moving up the risk curve we come to Larne Basin, one of our Ireland projects. This lies in a sparsely explored region. It wasn't neglected because it lacked potential but rather because of terrorist activity in the area for over 3 decades. In addition, volcanic rock lies near the surface. Impenetrable by old seismic methods, this is no longer an issue with modern techniques. A single well was drilled by Shell in 1971. Last year a company testing an underground storage facility drilled a well and found the evidence of natural gas which we believe could only have come from the carboniferous source rock. Recently acquired 2D data has indicated numerous traps. The Shell well found 2 high quality reservoirs.

Our team along with experienced UK joint venture partners believe the data suggest as much as 1 billion barrels of oil and equivalents could be present in the entire basin. Next month we are drilling the initial exploratory well. The target well has unrisked recoverable resources of over 40 million BOE. Should the results be promising, and we expect to have results in June, it could be transformative for the company and Petro shareholders. Our other projects including Dorset in Denmark also have excellent risk return profiles. We will discuss these later in 2016 as we develop plans relating to these assets. I would like to now turn it back to Scot for some closing comments.

Scot Cohen:
Thanks Stephen. While we've issued press releases from the offset we've waited until now to introduce ourselves to the investment community. We wanted our asset acquisitions to be finalized. We wanted to shoot our 3D, get our F&D costs for our drilling program in place. Two weeks ago we filed our listing application for the NASDAQ so now we're going to be able to spend extensive time with the buy and sell side.

It's going to be an exciting year. We'll be drilling our first exploration well. We start drilling in the next two weeks in northern Ireland. In the Fall,  our California projects Grapevine and Kern - Q4. Our Osage drilling program commences in Q4 as well.  Thankfully we've got no debt. We're fully funded for these nine wells and we've got 2 years of runway.

It's too early to speculate on all the various events but we believe we've got enough good cards for one or maybe even several winning hands. We don't need high oil prices for our company to be successful. With a couple of successes the optionality in this portfolio could be significant to our shareholders at these current prices. We appreciate everybody joining this call and thank you to everyone. We will now give it back to Mike for managing some of the questions.

Mike:
Thank you Scot. Thank you Stephen. We'd like to open up right now for Q&A. I'm going to open the call to all the attendees. Feel free to ask a question. We also have some emails and if you want to email your question you can email me at mstraka@petroriveroil.com . Right now I'm opening up the call and if you have any questions please speak up now.

Charlie:
Hi this is Charlie Christian. I'm a shareholder. I met Scot and some of the other directors about 2 years ago. It was shareholder meeting other than management. I had a couple of questions. The outstanding share count is around 4.3 million. Do you expect that to increase?

Scot Cohen:	Hey Charlie can you hear me?
Charlie:	I can.
Scot Cohen:	Charlie?
Charlie:	Yes I can hear you.
Scot Cohen:	Sorry I'm hearing some static in the background so I don't know where that's coming from but did you ask what the shares outstanding are?
Charlie:	Yeah 4.3 million, will that be increasing in the next couple of years significantly or just slowly?
Scot Cohen:
Yes. That's actually proforma so at the end of this month, May 2nd or so we are issuing the 11.5 million shares and that was from the Horizon Acquisition and the cash that we're acquiring so it's actually going to be 16 million shares total at the end of this month. We'll have 16.7 million, almost 17 million fully outstanding.

Charlie:	Would that be like warrants still existing or ...
Scot Cohen:
There's no warrants outside of the executive pool that gets earned in over the next 3 to 5 years. There's an expiring warrants from the China deal that was like at a 80 million, 90 million premoney that I think expires sometime around now.

Charlie:	It's out of the money warrants right.
Scot Cohen:	Way out of the money and I think they expire one year from investment. That year is just about up.
Charlie:
Okay. Glad I stayed around. It looks like it will be exciting. Thanks for the presentation. The other quick question is the gas to liquids technology that was acquired back early last year, any possibilities of doing something with that near term?

Scot Cohen:
That was really legacy management. Legacy asset when we were working pretty heavily with the Chinese --we were hot to trot in that area and we now just really got focused. Once we did the Horizon deal it's really just all about these assets. Nothing else for that right now.

Charlie:	Okay well thank you very much. I appreciate it.
Scot Cohen:	You're welcome. Thanks for coming on the call.
John:	Stephen?
Stephen Brunner:	Yes?
John:
This is John Reilly from Brookline. On slide 8-- You have the plans for 16. You list the capex from Petro, a lot of capex from Horizon industry partnerships, participants so Larne Basin, Kern County, Grapevine, Ireland and the California assets take up a lot of the capex but it looks like you've outlined here that well 1 for Larne Basin and those 1 and 2 Kern County Grapevine are fully funded. Does that imply that the 5.5 million for larne basin, 5.3 million for Kern County, 9 million for Grapevine are committed by Horizon or somebody else?

Scot Cohen:	Stephen you want me to take that one?
Stephen Brunner:	Yeah I'm having trouble hearing on this end Scot.
Scot Cohen:
I'll take it. Yeah so John thanks for the question. The Larne Basin well has been fully funded already which we've got our direct interest in. That money has been put in escrow so that's already off the balance sheet and gone. The rest of the Kern and the Osage has been funded so those wells are funded in the joint venture that we've got there. The rest of that portfolio is funded through Horizon either directly or through carries that Horizon earned early on.

John:
Right. You guys, Stephen outlined the basic economics of the Osage wells which look like very good returns on capital and they pay back periods under low commodity price scenarios but on the Kern county and Grapevine, the California wells, do you guys have any initial thoughts on what the EURs look like on that and payback periods?

Stephen Brunner:
Scot I heard that. When we think about pricing models and how we run economics we started looking at the current oil crisis, $30 and how that might escalate over the next few years. We do believe oil prices are going to remain compressed over the longer term. We viewed it as a $30 term year and the next 3 years increase at $10 per year to $60 and then escalated at 5% for the remaining life of any projects we look at. It's a fairly conservative view on oil prices which is why we're confident that these economics will hold up even in these low cyclical oil prices. When we looked to California in the Grapevine area, the wells are a little deeper. They're a little more expensive but the recovery for wells are significantly higher. Scot mentioned that service costs have decreased dramatically and that's been really good for us as we both acquire seismic and look to drilling wells.

EURs in the California wells in the Grapevine area could be in the million barrel range for oil which is significantly higher than what you see in Osage. The well cost there is significantly higher. Those wells could be 8 to 10 million dollars to drill complete. When we get to the Kern County area the wells aren't quite as deep. I think in the Grapevine area we could be drilling down to a total vertical depth in the range of 15,500 feet whereas in the Kern County area we probably won't have to drill much deeper than 7 or 8 thousand feet through vertical depth. Their well costs are much less than the Grapevine but the recovery per well is going to be less so think in terms of 2-300,000 barrels of recovering the Kern area with well costs in the $1-$1.5 billion range. You can see across the portfolio what we're doing is focusing on opportunities that allow us to find and develop for significantly less than $10 per barrel.

We also believe that because of the technical teams, the expertise that we have in the different areas we're going to be able to not just find and develop but be able to produce these resources at a very economic rate. Although the specific well oil recoveries and drilling completion costs are different across the portfolio, the cost that you can look too is finding developing cost of less than $10 per barrel.

Scot Cohen:	I'll just add that both those California projects are funded. Fourth quarter we're going to be drilling the Grapevine and we'll be drilling the first well in the Kern County prospect.
John:
On the California project, last question on this. It's a pretty big recoverable resource outlined in slide 6. Just looking at Grapevine under the theoretical 100% working interest 50 million barrels. What kind of recovery factor are you guys applying?

Stephen Brunner:
Well again these are typical recovery factors. The other thing about the resource play or the resource potential we have is it's not heavy crude. For example in Grapevine the discovery well tested and did a down hole test and we know that we have crude at about a 30 degree API gravity. We're looking at typical recoveries for the area, I don't have those off the top of my head but we know that we're looking at the regional production. We're not assuming recoveries significantly higher. Once you apply 3D seismic you have good well location on structures than have been typical in the area. In Grapevine because the wells are deeper and the structures are larger recovery for well oil is higher in the Kern county area because the wells are shallower and the structures are expected to be smaller. Again recoveries in the well are a little lower but the recoveries we're using are typical for the region.

John:
Stephen are they primary recovery assumptions, [inaudible 00:23:45] Kern county a primary recovery is anything from 20% to 30% and then some folks get into the secondary recovery as high as 60-70%. Are these based off primary recovery assumptions?

Stephen Brunner:	Yes these are all primary recovery opportunities. We don't have any secondary recovery either water flood, steam flood, or CO2 flood projects do not work for us.
John:	Thank you.
Jordan:	Scot, this is Jordan [Cymbol 00:24:16]. How are you?
Scot Cohen:	Hi Jordan.
Jordan:	Just a couple of quick questions, first how long do you think the uplisting to NASDAQ will take?
Scot Cohen:	We were on the phone with them. It could happen 30 days. It could happen in 60 days. It might not happen. We feel comfortable that we meet all the requirements so you never know until it's done.
Jordan:	Right.
Scot Cohen:	We're checking every box they have effectively set out. We're in contact with them.
Jordan:	Also one more question. I think you told me before about it, how much cash do you have right now?
Scot Cohen:
Two years current. With everything funded we've got two years of runway where we stand today. That's with the nine wells funded for 16. That's without a drop of capital or a drop of income from the production of the 9 wells.

Jordan:	Okay Scot, thanks a lot. Appreciate it.
Scot Cohen:	You're welcome. Anybody else want to ...
Mike:	Mike here, I've got an email question. What are the possible outcomes in northern Ireland right now?
Stephen Brunner:	Mike would you say that again. I didn't understand the question.
Mike:	Yeah sorry about that. What are the possible outcomes in the Larne Basin in Northern Ireland. That's our question that came in via email.
Stephen Brunner:
Sure. I'll be happy to take that. In Northern Ireland we're drilling the first well on shore. We have actually 3 producing horizons that we're targeting. One is the Sherwood sand. We suspect, think that that will be more likely to have oil in it. Deeper horizon is [Conhurst 00:26:18] which we believe is more likely to have gas in it. Then the carboniferous source rock itself is quite often a reservoir producing quality horizon. That could be oil or gas. We're going to drill this well all the way down to the carboniferous source. We're testing that. The first structure we're building is a significant structure. Three way trap close [inaudible 00:26:48] and we certainly hope that we have an initial discovery because there could be significant in the first well.

We're drilling to the carboniferous so even if this first trap leaks, and we have viable source in the carboniferous this basin has the potential to contain over a billion barrels of oil and equivalence. We have both an on and off shore opportunity. The off shore opportunity has potential to be sourced by other than the carboniferous station so we plan to drill a well to the carboniferous. We're looking for source. We certainly hope the first structure is a discovery but we're going to be quite excited and move forward with both exploration and seismic programs if the carboniferous sources that's our on shore opportunity. Off shore we're still looking at the seismic interpretation. That's kind of a separate opportunity that we can pursue in addition. Possible outcomes if we have discovery here for the next 12 months we'll make plans to drill stem test the first well. We'll obviously be shooting in some new 3D seismic. Then we'll be looking for additional exploration opportunities.

We believe we have several of these large structures on shore to test. Of course with a discovery we'll be making development plans on the first discovery well.
Mike:	Stephen, you guys acquired 2D seismic for the larne basin. Is that across the entire 130,000 acres?
Stephen Brunner:
No the 130,000 acres is both on and off shore. The 2d seismic is modern 2d seismic but basically shot along the available roadways on the on shore section. Depending on the outcome of the first well there could be a significant 3d program that we develop and execute on shore.

Mike:	Horizon has a 16% working interest, Petro River 9%. Who's the holder of the majority of working interest and who's the operator?
Stephen Brunner:
The operator on the first well is the prospect shop in the UK. --Infrastrata. The largest holder of the concession, I want to call it a concession but of the project is Horizon and Petro River together. Then the various interests are spread amongst the UK groups. Between Horizon and Petro we hold the largest stake.

Speaker 7:	What's the estimate, not just Petro River, not just Horizon but the all in capital for the first well in Larne Basin?
Stephen Brunner:	I think the AFE is coming in at close to 6 million. 6 to 6.5 million on the first one.
Speaker 7:	Is there adequate infrastructure in place if there's a flow of hydrocarbons to get into market?
Stephen Brunner:
Yeah where we're positioned close to Belfast there's a port that's nearby. Of course in Ireland, including Northern Ireland as well as most of northern Europe there's already extensive natural gas infrastructure supply distribution lines. If you had an oil discovery it would be quite easy to set up a processing facility, not a refinery, but a processing facility to stabilize the crude oil. We would probably use a mere port close to Belfast to transport to refineries in UK. The infrastructure is available to both utilize the natural gas domestically and get it in the larger infrastructure, pipeline infrastructure that's available in Ireland and Western Europe as well as use a port close to Belfast to ship the oil to refineries in the UK and other areas.

Speaker 7:	Great thank you.
Mike:	If there's any more questions please speak up now. Otherwise we will end this call.
Brant:	Scot are you there this is Brant Hocke with Coker Palmer.
Mike:	Standby Brant.
Scot Cohen:	Hey it's Scot.
Brant:	Can you hear me?

Scot Cohen:	I can yes.
Brant:
Great. On slide 6 in the development portion of your assets you talk about some 20 million barrels of crude reserves and that's you guys and Osage and Kern. I'm just curious of the time frame of that best case, worst case scenario.

Scot Cohen:	Steve you want to take it or you want me to take that one?
Stephen Brunner:
I can take it. Both in Kern County and in Oklahoma, Osage county, we have plans well underway to drill wells either 4th quarter this year or 1st quarter next year. In Oklahoma we've already reprocessed seismic. Our technical team is evaluating those prospects. We will have 6 of the best to initiate a permitting process on it and begin drilling. I'd like to say we're going to get the first well done and drilled in Q3 but that may be a bit aggressive. I think it will be Q4 before we get to the first 6 wells in Oklahoma. Based on that result we really see on ongoing drilling development and exploration program in Oklahoma. We intend to permit some 20 square miles of 3D seismic on another portion of our concession in Oklahoma which we think is very perspective. In Oklahoma you'll see pretty much given success, continuous drilling, production and exploration programs because the wells we've inspected ultimate recovery is around 50,000 barrels per well.

There will be a lot more wells in Oklahoma than you can have in Kern county or Grapevine but in Kern county we're in the process of permitting and we'll be acquiring 3D seismic over the next 3 or 4 months. The technical teams will do their work, do their analysis and develop prospects. Again we expect to see 1st wells drilled as early as Q4 this year but likely to work into Q1 next year.

Brant:	Thank you.
Speaker 9:	I have a question. Charlie [inaudible 00:33:57]. Will the conference call be able to be listened to. I saw it's being recorded?
Mike:	Yeah it's going to be recorded and if you need to get in touch with us we'll make sure you have access to that. I think we're going to put it on our website.
Speaker 9:	All right. Thank you.
Mike:	You're welcome. All right everybody. Again thank you so much for your time and look forward to communicating with you guys the next go round. Thank you so much for everybody's time.